UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.      )

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

DECKERS OUTDOOR CORPORATION
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☐ Fee paid previously with preliminary materials.
☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

SUPPLEMENT TO DEFINITIVE PROXY STATEMENT FOR
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MONDAY, SEPTEMBER 9, 2024

On July 23, 2024, Deckers Outdoor Corporation, a Delaware corporation (the “Company,” “we,” “us,” or “our”), filed a definitive proxy statement on Schedule 14A (the “Proxy Statement”) with the Securities and Exchange Commission (“SEC”) in connection with the Company’s 2024 annual meeting of stockholders to be held on Monday, September 9, 2024, at 1:00 p.m. Pacific Time (the “Annual Meeting”).

The Company is filing this supplement to the Proxy Statement (this “Supplement”) to amend “Proposal No. 6. - Amendment of Certificate of Incorporation to Effect a Six-For-One Stock Split with a Proportionate Increase in Authorized Capital Stock,” and to replace Appendix C to the Proxy Statement, which included the form of the proposed amendment to the Company’s Amended and Restated Certificate of Incorporation.

Capitalized terms used and not otherwise defined in this Supplement have the meaning given to them in the Proxy Statement. This Supplement should be read in conjunction with the Proxy Statement, as well as any additional soliciting material we have filed or may file with the SEC, which we encourage you to read carefully and in its entirety before making a voting decision. This Supplement is being filed with the SEC and is being made available to stockholders on or about August 28, 2024.

THIS SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT

DEAR STOCKHOLDERS:

As you are aware, the 2024 Annual Meeting of Stockholders of Deckers Outdoor Corporation (the “Annual Meeting”) will be held on Monday, September 9, 2024, at 1:00 p.m. Pacific Time. The information in this supplement (this “Supplement”) is intended to supplement and amend certain information included in the definitive proxy statement on Schedule 14A relating to the Annual Meeting, which was filed with the Securities and Exchange Commission on July 23, 2024 (the “Proxy Statement”).

Purpose of Supplement

Specifically, the purpose of this Supplement is to amend “Proposal No. 6. - Amendment of Certificate of Incorporation to Effect a Six-For-One Stock Split with a Proportionate Increase in Authorized Capital Stock,” which is described on pages 89-91 of the Proxy Statement, and to replace Appendix C to the Proxy Statement, which included the form of the proposed amendment to our Amended and Restated Certificate of Incorporation (the “Restated Certificate”), as described in this proposal.

Original Proposal No. 6

Our Restated Certificate currently authorizes the issuance of up to 125,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share. As of March 31, 2024, 25,592,318 shares of common stock were issued and outstanding, and there were no shares of preferred stock issued and outstanding.

As set forth in the Proxy Statement, the Company initially proposed an Amendment to the Restated Certificate (the “Original Amendment”) to (i) effect a six-for-one forward stock split of our common stock and preferred stock, and (ii) increase the number of authorized shares of our common stock from 125,000,000 to 750,000,000, and the number of shares of our preferred stock from 5,000,000 to 30,000,000, subject to approval by our stockholders (“Original Proposal No. 6”).

Rationale for Forward Stock Split and Authorized Share Increase

The trading price of our common stock has risen significantly over the past couple of years and our common stock currently trades higher than many other public companies. Our Board regularly evaluates the effect of such growth on the liquidity and marketability of our common stock and believes the considerable appreciation in the trading price of our common stock makes our common stock less affordable and attractive to fewer investors. Our Board believes effecting a six-for-one stock split of our outstanding shares would make our shares more affordable and attractive to a broader group of potential investors and increase liquidity in the trading of our common stock, which could have a positive impact on the aggregate value of our shares.

Our Board also believes it is in the best interest of the Company and its stockholders to proportionally increase the number of authorized shares of our common stock to accommodate the forward stock split, so as to ensure we have sufficient authorized but unissued shares available for issuance by our Board in connection with, among other things, grants under our equity incentive plans, financings, mergers or acquisitions, strategic transactions and other general corporate purposes, in each case without the delay and expense associated with convening a special stockholder meeting.

Amended Proposal No. 6

After careful consideration, our Board has determined it is in the best interest of the Company and its stockholders to amend Original Proposal No. 6 so as to no longer include a proportionate increase in the authorized shares of preferred stock from 5,000,000 to 30,000,000 (“Amended Proposal No. 6”). Accordingly, we are seeking stockholder approval of a newly proposed Amendment to the Restated Certificate (the “New Amendment”) in order to (i) effect a six-for-one forward stock split of our common stock, and (ii) increase the number of authorized shares of our common stock from 125,000,000 to 750,000,000 (while not seeking any increase in the authorized number of shares of preferred stock) (“New Proposal No. 6”).

In addition, in order to effect the changes set forth in New Proposal No. 6, the form of Original Amendment attached as Appendix C to the Proxy Statement is replaced in its entirety to (i) reflect that there will no longer be an increase in the number of authorized shares of preferred stock, and (ii) reduce the total number of authorized shares of capital stock from 780,000,000 to 755,000,000. The foregoing summary is qualified in its entirety by reference to the full text of the New Amendment, which is attached as Appendix C to this Supplement. To the extent there is a conflict between this summary and the terms of the New Amendment, the terms of the New Amendment will govern.

Except as described above, Original Proposal No. 6 remains unchanged from the description set forth in the Proxy Statement.

Rationale for Amended Proposal No. 6

Based on conversations with and feedback from certain institutional stockholders and proxy advisory firms, our Board has determined it is in the best interest of the Company and its stockholders to amend Proposal No. 6 to no longer provide for a proportionate increase in the authorized shares of our preferred stock. As previously disclosed, we have no present intention to issue shares of preferred stock in a manner which would have an anti-takeover effect, and our Board is not proposing to adopt the New Amendment in response to any effort to accumulate our capital stock or obtain control of us by means of a merger, tender offer, or solicitation in opposition of management. We believe our response to feedback received from certain stockholders and proxy advisory firms reflects our ongoing commitment to stockholder outreach efforts and the implementation of strong corporate governance practices.

Forward Stock Split Implementation

If our stockholders approve the New Amendment, the forward stock split would become effective upon the filing and effectiveness of the New Amendment with the Secretary of State of the State of Delaware, which is expected to take place on or about September 13, 2024, promptly following a determination by our Board, in its discretion, to proceed with effecting the stock split and authorized share increase. Our Board reserves the right, notwithstanding stockholder approval and without further action by our stockholders, to elect not to proceed with the stock split if, at any time prior to filing the New Amendment, our Board, in its sole discretion, determines that it is no longer in our best interests and the best interests of our stockholders to proceed.

Required Vote

The approval of the New Amendment requires the affirmative vote of a majority of the outstanding shares entitled to vote at the Annual Meeting. This proposal is considered a "routine" matter under NYSE rules. As a result, a bank, broker, dealer or other nominee may generally vote without instructions on this matter, so we do not expect any broker non-votes in connection with this proposal. Abstentions on this proposal will have the same effect as a vote against this proposal. If no contrary indication is made, returned proxies will be voted "FOR" this proposal.

Board Recommendation

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” PROPOSAL NO. 6 TO APPROVE THE AMENDMENT OF CERTIFICATE OF INCORPORATION TO EFFECT A SIX-FOR-ONE STOCK SPLIT AND THE PROPORTIONATE INCREASE IN THE AUTHORIZED SHARES OF OUR COMMON STOCK

Additional Information

The Annual Meeting will be held virtually and conducted via a live webcast. You will be able to attend the Annual Meeting online, submit your questions and vote your shares during the meeting by visiting www.virtualshareholdermeeting.com/DECK2024. Your vote is important to the future of Deckers Outdoor Corporation. You are eligible to vote if you were a stockholder at the close of business on Thursday, July 11, 2024. Please refer to the section of the Proxy Statement titled "Questions and Answers About the Annual Meeting and Voting" for additional information on how to attend the Annual Meeting and vote your shares. Whether or not you plan to attend the Annual Meeting, we encourage you to read the Proxy Statement, this Supplement, and any additional soliciting material we have filed or may file with the SEC, and submit your proxy or voting instructions as soon as possible to ensure your representation at the Annual Meeting.

APPENDIX C

CERTIFICATE OF AMENDMENT OF
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF
DECKERS OUTDOOR CORPORATION

Deckers Outdoor Corporation, a corporation organized and existing under and by virtue of the Delaware General Corporation Law (the “Corporation”), does hereby certify:

FIRST: The name of the Corporation is Deckers Outdoor Corporation.

SECOND: The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on August 3, 1993 under the name Deckers Footwear Corporation.

THIRD: The Board of Directors of the Corporation, acting in accordance with Section 141(f) and Section 242 of the Delaware General Corporation Law, duly adopted resolutions proposing and declaring advisable the following amendment to the Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), directing that said amendment be submitted to the stockholders of the Corporation for consideration thereof, and authorizing the Corporation to execute and file with the Secretary of State of the State of Delaware this Certificate of Amendment of Certificate of Incorporation (this “Certificate of Amendment”).

FOURTH: Upon the effectiveness of this Certificate of Amendment, Section 1 of Article IV of the Certificate of Incorporation is hereby amended to read in its entirety as follows:

“SECTION 1. Authorized Shares. The Corporation shall be authorized to issue two classes of shares of stock to be designated, respectively, “Preferred Stock” and “Common Stock;” the total number of shares that the Corporation shall have authority to issue is Seven Hundred Fifty-Five Million (755,000,000); the total number of shares of Preferred Stock shall be Five Million (5,000,000) and all such shares shall have a par value of one cent ($0.01); and the total number of shares of Common Stock shall be Seven Hundred Fifty Million (750,000,000), and all such shares shall have a par value of one cent ($0.01).

Effective immediately upon the filing and effectiveness of this Certificate of Amendment of Amended and Restated Certificate of Incorporation (this “Certificate of Amendment”) with the Secretary of State of the State of Delaware, every one (1) share of Common Stock outstanding, or held in treasury, shall automatically, without any further action by the Corporation or the stockholders thereof, be automatically subdivided and reclassified into six (6) shares of Common Stock outstanding, or held in treasury, as the case may be, and every one (1) share of Preferred Stock outstanding, or held in treasury, shall automatically, without any further action by the Corporation or the stockholders thereof, be automatically subdivided and reclassified into six (6) shares of Preferred Stock outstanding, or held in treasury, as the case may be (the “Forward Stock Split”). Each certificate that immediately prior to the filing and effectiveness of this Certificate of Amendment represented shares of Common Stock or Preferred Stock shall thereafter represent that number of shares of Common Stock or Preferred Stock, as the case may be, represented by such certificate after adjusting for the effectiveness of the Forward Stock Split. The par value of the Common Stock and Preferred Stock shall remain $0.01 per share. The Forward Stock Split shall apply to all shares of Common Stock and Preferred Stock.”

FIFTH: The holders of the necessary number of shares of capital stock of the Corporation voted in favor of this Certificate of Amendment at the Corporation’s 2024 Annual Meeting of Stockholders held on September 9, 2024 in accordance with the applicable provisions of Section 222 of the Delaware General Corporation Law.

SIXTH: This Certificate of Amendment was duly adopted in accordance with the applicable provisions of Section 141(f) and Section 242 of the Delaware General Corporation Law.

SEVENTH: All other provisions of the Certificate of Incorporation shall remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer on this [ ] day of September, 2024.

By:______________________________
Stefano Caroti
Chief Executive Officer and President